Understanding the Auction: Product Laddering ComEd Suggested Load Auctioned by Term 50% Auction Load Cap allows ExGen to sell slightly less than 50% of its economic generation directly to ComEd; remainder sold through other channels Annual auctions allow for rebalancing position up to the load cap curve Physical asset ownership not required to participate or win in Load Auctions Notes: Unique product term required in 1st Auction to stagger load in future Auctions 1st Auction term begins 1/1/07 with 5 months added to each term to align with the PJM planning year (June 1 - May 31)

ComEd Goodwill Impairment assessment performed at least annually (4th quarter) to determine if estimated fair value (FV) of ComEd supports recorded goodwill Assessment uses discounted cash flow analysis to estimate FV Dependent on variables including interest rates, utility sector market performance, market power prices, post-2006 rate/regulatory structures, operating and cap ex requirements Assessment performed in two steps: Step 1: Compare FV of ComEd to its book value (BV) including goodwill - if FV exceeds BV, no impairment; if not, then go to Step 2 Step 2: Compare FV of goodwill to BV of goodwill - if FV exceeds BV, no impairment; if not, an impairment loss is reported as reduction to goodwill and charged to operating expense Goodwill impairment has no cash flow impact No impairment recorded at ComEd to date, but reasonable possibility goodwill will be impaired going forward Any future impairment charges at ComEd will likely be offset in Exelon's consolidated results Impairment test at Exelon level considers cash flows of entire EED segment, including both ComEd and PECO; PECO has no goodwill and its estimated FV substantially exceeded its BV under the 2004 test Goodwill impairment has no impact on ComEd's ROE rate cap during the transition period through 2006 Impact on ComEd distribution rate case: Goodwill not included in rate base (no return of goodwill) A goodwill impairment would decrease the common equity included in the determination of the overall weighted cost of capital for ratemaking purposes $1.2 billion of accelerated ComEd debt retirements in 2004 ensures ComEd's equity ratio will be sufficient to justify a request for an equity ratio of at least 50% in ComEd's distribution rate case, even assuming a write-off of 50% of existing goodwill

ComEd Balance Sheet/Capital Structure 12/31/03 12/31/03 12/31/04 12/31/04 Illustrative 12/31/05(1) Illustrative 12/31/05(1) $ in Billions % of Total Cap. $ in Billions % of Total Cap. $ in Billions % of Total Cap. Goodwill 4.7 - 4.7 - 2.4 - Debt 6.4 50% 4.9 42% 4.6 51% Common Equity 6.3 50% 6.7 58% 4.4 49% Debt(2) 4.8 43%(2) 3.5 34%(2) 3.5 44%(2) Common Equity 6.3 57%(2) 6.7 66%(2) 4.4 56%(2) (1) Assumes a scenario where one-half of goodwill is written off and $0.3B securitization debt matures in 2005. Equity does not include the impacts of any capital contributions, dividends or net income for 2005. (2) Excludes securitization debt from total debt and total capitalization